UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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TAUBMAN CENTERS, INC.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a director nominee at the 2018 annual meeting of shareholders of Taubman Centers, Inc., a Michigan corporation.

On March 2, 2018, Land & Buildings issued the following press release:

Land & Buildings Submits Nomination Notice for Taubman Centers Board of Directors

- Puts Forth One Director Nominee for Election at Taubman Centers’ 2018 Annual Meeting –

- Submits Proposal for Advisory Vote to Make an Offer for Taubman Family’s Series B Preferred Shares at a Specified Valuation Premium –

- Believes Taubman’s Interconnected Board Has Continued to Employ Entrenchment Tactics Despite Nearly all Actively Managed Shareholders Voting for Removal of Chairman and Lead Director at 2017 Annual Meeting –

Stamford, CT, March 2, 2018 – Land & Buildings Investment Management, LLC (together with its affiliates, "Land & Buildings") today issued the following statement announcing that it has nominated a highly-qualified director candidate for election to the Taubman Centers, Inc. (NYSE: TCO) (“Taubman,” “Taubman Centers” or the "Company”) Board of Directors (the “Board”) at the upcoming 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”). Additionally, Land & Buildings announced that it has submitted a non-binding business proposal for an advisory vote at the 2018 Annual Meeting that would substantially improve the ability of all Taubman shareholders to make their voices heard with respect to the direction of the Company.

Land & Buildings’ statement follows:

“Land & Buildings has nominated a director candidate for election to the Taubman Centers Board of Directors at the 2018 Annual Meeting. We believe the election of directors is the most powerful way that shareholders can influence the strategic direction of a public company – something which is sorely needed at Taubman.

Land & Buildings has also submitted a non-binding business proposal for consideration by shareholders at the 2018 Annual Meeting asking the Board to eliminate the dual class voting stock structure. Under the proposal, the Company would offer to exchange 8,000,000 shares of Common Stock for all outstanding shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”), which is almost entirely owned by the members of the Taubman family (the “Taubman Family”), or such other amount of shares of Common Stock as the Company and the Taubman Family shall agree.

The exchange of 8,000,000 shares of Common Stock for the Company’s Series B Preferred Stock represents an approximate 32% premium to the value of the Series B Preferred Stock and Operating Partnership Units stapled securities as disclosed in the Company’s 2017 Proxy Statement.

In our view, the Taubman Family’s ownership of approximately 30% of the voting power of the Company’s outstanding shares of Common Stock and Series B Preferred Stock currently disenfranchises other shareholders. We believe an offer for the Taubman Family’s shares of Series B Preferred Stock is necessary to provide all shareholders a meaningful role in the election of directors and a true mechanism to make their voices heard.

In our view, dual class voting structures serve to disenfranchise common shareholders. In fact, the new SEC Commissioner, Robert J. Jackson Jr., recently opined on the efficacy of dual class share structures, asking, “Do Main Street investors in our public markets benefit when corporate insiders maintain outsized control in perpetuity?”1

We believe one of Taubman’s most valuable assets is its qualification to be taxed as a REIT. In fact, the Company’s Articles of Incorporation (the “Charter”) outline in great detail the actions the Board can take to insure that the REIT status is maintained. Troublingly, we believe the Taubman Family’s ownership of the Series B Preferred Stock violates the Company’s Ownership Limit set forth in the Charter and could jeopardize the Company’s REIT status. Buying the Series B Preferred Stock from the Taubman Family would eliminate this risk, in our view.

It is well established, despite being a bitter pill to swallow, that companies can purchase what amounts to controlling interests from insider shareholders. Specifically, the Taubman Family’s control interest was purchased at Sotheby’s, and last year the Ratner family’s control interest was purchased at Forest City (NYSE: FCE) at about the same premium as Land & Buildings is proposing for Taubman.

As a reminder, at the 2017 Annual Meeting, nearly all actively managed shareholders voted to remove Chairman, CEO and President Robert Taubman and Lead Director Myron Ullman from the Taubman Centers Board. Only a last minute announcement by the Company to declassify and refresh its Board likely swayed several key investors to management’s side. Unfortunately, since the 2017 election, the Board has continued to demonstrate its disregard for shareholders’ voices, and performance has remained dismal. Since the 2017 Annual Meeting, shares of Taubman declined by 16%, underperforming its Class A Mall Peers by 22%.2

The Board initially refused to outline the time frame for declassification and the time frame for Board refreshment, which if left to their own devices could have dragged on much longer than it should have. Land & Buildings was compelled to file proxy materials with the SEC seeking to call a special meeting of shareholders to hold an advisory vote on the timing of both the declassification as well as the board refresh. The Board denied our requests to immediately declassify, and instead, chose to begin to declassify in 2018, leaving 2019 as the first opportunity for a majority of the Taubman Board to potentially stand for re-election.

In November 2017, the Board announced that two new Directors would be appointed, one of which was the investment banker who led the IPO of Taubman Centers in 1992 at Morgan Stanley. In our view, this highlights the same entrenchment-minded action taken by the Taubman Centers’ interconnected Board during the 2017 election contest, namely, cosmetic changes designed to preserve the troubling status quo.

Furthermore, Taubman’s operating and financial performance has remained disappointing and concerning. Consider the following items that were announced in conjunction with the Company’s recent fourth quarter earnings release:

•	Taubman’s best-in-class portfolio continues to generate lackluster results, with same store net operating income and releasing spreads again worst amongst its Class A Mall Peers.[3]
•	Taubman announced that its balance sheet will remain overleveraged for even longer than it anticipated.
•	Taubman announced additional development missteps in conjunction with its earnings release with additional delays and lower yields.
•	Taubman engaged an outside consultant in the fourth quarter of 2017 that is expected to result in cost savings, but in reality raises more answers than questions.

We believe the pattern of lackluster performance is directly tied to Taubman’s resistance to change – namely its desire to do the bare minimum when it comes to enhancing corporate governance and independent Board oversight. We will continue to take all actions necessary to ensure that the best interests of all Taubman shareholders are protected.”

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Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

Dzacchei@sloanepr.com

JGermani@sloanepr.com

1 Source: https://www.sec.gov/news/speech/perpetual-dual-class-stock-case-against-corporate-royalty

2 Based on unaffected total returns from May 31, 2017 through November 9, 2017 prior to activism reported by REIT Wrap on November 10, 2017.

3 Class A Mall Peers defined by Land & Buildings as Taubman’s high quality Class A Mall Peers GGP, Inc., The Macerich Company, Simon Property Group Inc. (collectively, “Class A Mall Peers”).

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, "Land & Buildings "), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its director nominee at the 2018 annual meeting of shareholders of Taubman Centers, Inc., a Michigan corporation (“TCO” or, the “Company”),

LAND & BUILDINGS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Land & Buildings Capital Growth Fund, LP, a Delaware limited partnership (“L&B Capital” ), L & B Real Estate Opportunity Fund, LP, a Delaware limited partnership (“L&B Opportunity”), Land & Buildings GP LP, a Delaware limited partnership (“L&B GP”), Land & Buildings Investment Management, LLC, a Delaware limited liability company (“L&B Management”) and Jonathan Litt.

As of the date hereof, L&B Capital directly owns 234,400 shares of Common Stock, $0.01 par value, of the Company (the "Shares”). As of the date hereof, L&B Opportunity directly owns 206,600 Shares. As of the date hereof, 568,047 Shares were held in certain accounts managed by L&B Management (the “Managed Accounts”). L&B GP, as the general partner of each of L&B Capital and L&B Opportunity, may be deemed the beneficial owner of the (i) 234,400 Shares owned by L&B Capital and (ii) 206,600 Shares owned by L&B Opportunity. L&B Management, as the investment manager of each of L&B Capital and L&B Opportunity, and as the investment advisor of the Managed Accounts, may be deemed the beneficial owner of the (i) 234,400 Shares owned by L&B Capital, (ii) 206,600 Shares owned by L&B Opportunity, and (iii) 568,047 Shares held in the Managed Accounts. Mr. Litt, as the managing principal of L&B Management, may be deemed the beneficial owner of the (i) 234,400 Shares owned by L&B Capital, (ii) 206,600 Shares owned by L&B Opportunity, and (iii) 568,047 Shares held in the Managed Accounts. In addition, as of the date hereof, Mr. Litt directly owns 436 shares of the Company’s 6.5% Series J Cumulative Redeemable Preferred Stock, no par value.